Exhibit 10.1

                            ORDERPRO LOGISTICS, INC.

                     CODE OF ETHICS AND PROFESSIONAL CONDUCT

PREAMBLE

Commitment to ethical professional conduct is expected of every employee, director, officer and consultant (the "professional") of OrderPro Logistics, Inc. This Code contains imperatives formulated as statements of personal responsibility and identifies the elements of such a commitment. It contains many, but not all, issues that professionals are likely to face. It is understood that some words and phrases in a code of ethics are subject to varying interpretations, and that any ethical principle may conflict with other ethical principles in specific situations. Questions related to ethical conflicts can best be answered by thoughtful consideration of fundamental principles rather than reliance on detailed regulations.

It is not intended that the individual parts of the Code be used in isolation to justify errors of omission or commission. The list of principles is not exhaustive, and should not be read as separating the acceptable from the unacceptable in professional conduct in all practical situations. The Code is not a simple ethical algorithm that generates ethical decisions. In some situations, standards may be in tension with each other or with standards from other sources. These situations require the professional to use ethical judgment to act in a manner that is most consistent with the spirit of the Code of Ethics and Professional Conduct.

1. GENERAL MORAL IMPERATIVES

1.1 CONTRIBUTE TO SOCIETY.

This principle concerning the quality of life of all people affirms an obligation to protect fundamental human rights and to respect the diversity of all cultures. An essential aim of OrderPro Logistics, Inc. is to minimize negative consequences of our actions and ensure that the products of our efforts will be used in socially responsible ways.

1.2 AVOID HARM TO OTHERS.

"Harm" means injury or negative consequences such as undesirable loss of information, loss of property, property damage, or unwanted environmental impacts. This principle prohibits use of technology in ways that result in harm to users, employees, employers, and the general public. Harmful actions include intentional destruction of property leading to serious loss of resources or unnecessary expenditure of human resources.

1.3 BE HONEST AND TRUSTWORTHY.

Honesty is an essential component of trust. Without trust an organization cannot function effectively. The honest professional will not make deliberately false or deceptive claims, but will instead provide full disclosure of all pertinent limitations and problems. A professional has a duty to be honest about his or her own qualifications and about any circumstances that might lead to conflicts of interest.

1.4 BE FAIR AND TAKE ACTION NOT TO DISCRIMINATE.

The values of equality, tolerance, respect for others, and the principles of equal justice govern this imperative. Discrimination on the basis of race, sex, religion, age, disability, national origin, or other such factors is an explicit violation of OrderPro Logistics, Inc. policy and will not be tolerated.
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1.5 HONOR PROPERTY RIGHTS INCLUDING COPYRIGHTS AND PATENT.

Violation of copyrights, patents, trade secrets and the terms of license agreements are prohibited by law in most circumstances. Even when not so protected, such violations are contrary to professional behavior. Copies of software should be made only with proper authorization. Unauthorized duplication of materials must not be condoned. Company assets must be protected and used efficiently. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets must be used for legitimate business purposes.

1.6 GIVE PROPER CREDIT FOR INTELLECTUAL PROPERTY.

Employees, directors, officers, and consultants of OrderPro Logistics, Inc. are obligated to protect the integrity of intellectual property. Specifically, one must not take credit for other's ideas or work, even in cases where the work has not been explicitly protected by copyright, patent, etc.

1.7 RESPECT THE PRIVACY OF OTHERS.

Computer and communication technology enables the collection and exchange of personal information on a scale unprecedented in the history of civilization. Thus there is increased potential for violating the privacy of individuals and groups. It is the responsibility of professionals to maintain the privacy and integrity of data. This includes taking precautions to ensure the accuracy of data, as well as protecting it from unauthorized access or accidental disclosure to inappropriate individuals.

1.8 HONOR CONFIDENTIALITY.

The principle of honesty extends to issues of confidentiality of information whenever one has made an explicit promise to honor confidentiality, or, implicitly, when private information not directly related to the performance of one's duties becomes available. The ethical concern is to respect all obligations of confidentiality to employers, customers, and users unless discharged from such obligations by requirements of the law or other principles of this Code.

2. MORE SPECIFIC PROFESSIONAL RESPONSIBILITIES.

2.1 STRIVE TO ACHIEVE THE HIGHEST QUALITY, EFFECTIVENESS AND DIGNITY IN BOTH THE PROCESS AND PRODUCTS OF PROFESSIONAL WORK.

Excellence is perhaps the most important obligation of a professional. The employees, directors, officers and consultants of OrderPro Logistics, Inc. must strive to achieve quality and to be cognizant of the serious negative consequences that may result from poor quality in a system.

2.2 ACQUIRE AND MAINTAIN PROFESSIONAL COMPETENCE.

Excellence depends on individuals who take responsibility for acquiring and maintaining professional competence. A professional must participate in setting standards for appropriate levels of competence, and strive to achieve those standards. Upgrading technical knowledge and competence can be achieved in several ways: doing independent study, attending seminars, conferences or courses, and being involved in professional organizations.

2.3 KNOW AND RESPECT EXISTING LAWS PERTAINING TO PROFESSIONAL WORK.

Employees, directors, officers and consultants of OrderPro Logistics, Inc. must obey existing local, state, province, national, and international laws unless there is a compelling ethical basis not to do so. Policies and procedures of the Company must also be obeyed. If one decides to violate or challenge a law or
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rule because it is viewed as unethical,  or for any other reason, one must fully accept responsibility for one's actions and for the consequences.

The company promotes compliance with laws regarding insider trading. Insider trading is trading or tipping others to trade in securities of our Company or any other company based on information that is not available to the public. Insider trading is both unethical and illegal and will be dealt with firmly. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. Questions or concerns about the legality of an action should be presented to the professional's supervisor and/or the President of the Company. The Company will not allow retaliation for reports made in good faith.

2.4 AVOID CONFLICTS OF INTEREST.

A conflict of interest occurs when a professional's private interest interferes in any way, or even appears to interfere, with the interest of the Company as a whole. A situation creating a conflict can arise when an employee, officer, director or consultant takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a professional receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern. Additionally professionals should not receive payments of any kind from any competitor, customer, distributor or supplier of the Company without prior approval of the Company's management.

If any employee, director, officer, or consultant of OrderPro Logistics, Inc., directly or indirectly, has a financial or personal interest in a contract or transaction to which the Company is a party, or is contemplating entering into a transaction that involves use of Company assets or could compete with the Company, the professional shall disclose the interest to a supervisor or manager and describe all material facts concerning the matter. If appropriate, supervisors will report any such situations to the President of the Company. If necessary, the President of the Company will report any such situation to the Board of Directors who will, in conjunction with the Company's legal counsel, make a determination of whether or not the situation is a conflict of interest. The Company promotes disclosure of any questionable situations. The Company will not retaliate and will not permit any of its employees, directors, officers, or consultants to retaliate for such disclosure.

2.5 GIVE COMPREHENSIVE AND THOROUGH EVALUATIONS OF SYSTEMS.

Employees, directors and officers of OrderPro Logistics, Inc. must strive to be perceptive, thorough, and objective when evaluating, recommending, and presenting system descriptions and alternatives. Professionals have a responsibility to provide objective, credible evaluations to employers, customers, users, and the public. When providing evaluations the professional must also identify any relevant conflicts of interest.

2.6 HONOR CONTRACTS, AGREEMENTS, AND ASSIGNED RESPONSIBILITIES.

Honoring one's commitments is a matter of integrity and honesty. This includes ensuring that system elements perform as intended. Also, when working with another party, one has an obligation to keep that party properly informed about progress toward completing that work. The major underlying principle here is the obligation to accept personal accountability for professional work. The Company requires honest and accurate recording and reporting of information. This includes quality, safety, and personnel records, as well as all business and financial records and reports.

2.7 ACCESS COMPUTER AND COMMUNICATION RESOURCES ONLY WHEN AUTHORIZED TO DO SO.

Theft or destruction of tangible and electronic property is prohibited. Trespassing and unauthorized use of a computer or communication system is prohibited. Trespassing includes accessing communication networks and computer
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systems,  or  accounts  and/or  files  associated  with those  systems,  without explicit authorization to do so. Individuals and organizations have the right to
restrict   access  to  their  systems  so  long  as  they  do  not  violate  the discrimination principle. No one should enter or use another's computer system, software, or data files without permission. Appropriate approval is required before using system resources.

3. ORGANIZATIONAL LEADERSHIP IMPERATIVES.

3.1 ARTICULATE SOCIAL RESPONSIBILITIES OF MEMBERS OF AN ORGANIZATIONAL UNIT AND ENCOURAGE FULL ACCEPTANCE OF THOSE RESPONSIBILITIES.

Because organizations of all kinds have impacts on the public, they must accept responsibilities to society. Organizational procedures and attitudes oriented toward the quality and the welfare of society will reduce harm to members of the public, thereby serving public interest and fulfilling social responsibility. Therefore, organizational leaders must encourage full participation in meeting social responsibilities as well as quality performance.

3.2 MANAGE PERSONNEL AND RESOURCES TO DESIGN AND BUILD INFORMATION SYSTEMS THAT ENHANCE THE QUALITY OF WORKING LIFE.

Organizational leaders are responsible for ensuring that systems enhance, not degrade, the quality of working life. When implementing a system, organizations must consider the personal and professional development, physical safety, and human dignity of all workers. Appropriate human-computer ergonomic standards should be considered in system design and in the workplace.

3.3 ACKNOWLEDGE AND SUPPORT PROPER AND AUTHORIZED USES OF THE COMPANY'S COMPUTER AND COMMUNICATION RESOURCES.

Because computer systems can become tools to harm as well as to benefit an organization, the leadership has the responsibility to clearly define appropriate and inappropriate uses or organizational computer resources. While the number and scope of such rules should be minimal, they should be fully enforced when established.

3.4 ENSURE THAT USERS AND THOSE WHO WILL BE AFFECTED BY A SYSTEM HAVE THEIR NEEDS CLEARLY ARTICULATED DURING THE ASSESSMENT AND DESIGN OF REQUIREMENTS; LATER THE SYSTEM MUST BE VALIDATED TO MEET REQUIREMENTS.

Current system users, potential users and other persons whose lives may be affected by a system must have their needs assessed and incorporated in the statement of requirements. System validation should ensure compliance with those requirements.

4. COMPLIANCE WITH THE CODE.

4.1 UPHOLD AND PROMOTE THE PRINCIPLES OF THIS CODE.

The future of OrderPro Logistics, Inc. depends on both technical and ethical excellence. Not only is it important for professionals to adhere to the principles expressed in this Code, each employee, director, officer, and consultant should encourage and support adherence by others.

4.2 TREAT VIOLATIONS OF THIS CODE AS INCONSISTENT WITH EMPLOYMENT AT ORDERPRO LOGISTICS, INC.

If an employee, director, officer, or consultant does not follow this code, the relationship with OrderPro Logistics, Inc. may be terminated.